Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 23, 2007, accompanying the consolidated financial statements and schedule of New World Restaurant Group, Inc. contained in Einstein Noah Restaurant Group, Inc.’s (formerly known as New World Restaurant Group, Inc.) Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
Denver, Colorado
May 16, 2007